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Exhibit 5

        February 19, 2003

Aon Corporation
200 East Randolph Street
Chicago, Illinois 60601

        Re:    Registration of Common Stock

Ladies and Gentlemen:

        I am Senior Counsel and Assistant Secretary of Aon Corporation (the "Company"). I refer to the Registration Statement on Form S-8 (the "Registration Statement") being filed by the Company with the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "Securities Act"), relating to the offer and sale in accordance with the terms of the Aon Stock Incentive Plan of (i) 20,000,000 shares of the Company's common stock and (ii) $2,000,000 of the Company's unsecured obligations to make distributions in the future (the "Deferred Obligations"), including an indeterminate number of shares of the Company's common stock that may be issued upon settlement of the Deferred Obligations (such 20,000,000 shares of the Company's common stock and shares that may be issued upon settlement of the Deferred Obligations, the "Common Stock").

        I am familiar with the proceedings to date with respect to the proposed issuance of the Common Stock and have examined such records, documents and questions of law, and satisfied myself as to such matters of fact, as I have considered relevant and necessary as a basis for this opinion.

        In rendering the opinions expressed below, I have assumed the authenticity of all documents submitted to me as originals and the conformity to the originals of all documents submitted to me as copies. In addition, I have assumed and have not verified the accuracy as to factual matters of each document I reviewed.

        Based on the foregoing, I am of the opinion that:

  1.
  The Company is duly incorporated and validly existing under the laws of the State of Delaware.

  2.
  The Company has corporate power and authority to authorize and issue the Common Stock.

  3.
  The shares of the Common Stock being registered will, when issued in accordance with the terms of the Plan, be validly issued, fully paid and nonassessable.

        This opinion letter is limited to the General Corporation Law of the State of Delaware, the laws of the State of Illinois and the federal laws of the United States of America.

        For the purposes of this opinion letter, I have assumed that, at the time of the issuance, sale and delivery of the Common Stock: (i) the authorization thereof by the Company will not have been modified or rescinded, and there will not have occurred any change in law affecting the validity, legally binding character or enforceability thereof; (ii) the terms and conditions of the Common Stock will be as expressly contemplated by the Registration Statement; and (iii) the Second Restated Certificate of Incorporation, as amended, and the By-Laws of the Company, as currently in effect, will not have been modified or amended and will be in full force and effect.

        I do not find it necessary for the purposes of this opinion letter to cover, and accordingly I express no opinion as to, the application of the securities or blue sky laws of the various states or the District of Columbia to sales of the Common Stock.

        I hereby consent to the filing of this opinion letter as an Exhibit to the Registration Statement and to all references to me under the caption "Legal Matters" in the Prospectus forming a part of the Registration Statement. In giving such consent, I do not thereby admit that I am within the category of persons whose consent is required by Section 7 of the Securities Act or the related rules and regulations promulgated by the SEC.

Very truly yours, /s/ RICHARD E. BARRY
Richard E. Barry

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  Exhibit 5